Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 22, 2014, with respect to the Statements of Revenues and Direct Operating Expenses of Certain Drilling Rigs of Lantern Drilling Company acquired by Bison Drilling and Field Services, LLC contained in the Registration Statement and Prospectus of Mammoth Energy Partners LP. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

September 23, 2014